Exhibit 10.1
AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT is entered into as of December 31, 2008, by and between Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), and Jack A. Hockema (the “Executive”). Terms not defined in this Amendment shall have the meaning set forth in the Agreement (as defined below).
     WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of July 6, 2006 (the “Agreement”) and wish to amend the Agreement to assure that (i) any payments under the Agreement that constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), comply with the requirements of Section 409A to avoid the imposition of excise taxes, and (ii) any payments under the Agreement that qualify for an exemption from deferred compensation treatment under Section 409A satisfy the requirements of such exemption.
     NOW, THEREFORE, the parties agree as follows:
     1. Section 4.1 of the Agreement is amended to provide that the payments described in Sections 4.1(i) and (iii) will be paid in the 30-day period following the date of the Executive’s termination of employment.
     2. The first sentence of the second paragraph of Section 4.5 of the Agreement is amended in its entirety to read as follows:
For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any of the following during the Term: (A) any material reduction in the Executive’s Base Salary, target bonus opportunity or benefits pursuant to Section 3 of this Agreement; (B) a material change in the Executive’s position causing it to be of materially less stature or responsibility, or a change in the Executive’s duties, authorities, responsibilities or reporting relationship; (C) the Company materially breaches this Agreement; or (D) the Executive is not nominated for election to the Board or the Executive is not timely renominated for election to the Board or is involuntarily removed from the Board under circumstances that would not constitute Cause or Disability hereunder; provided, however, that the Executive must provide written notice to the Company of the existence of the Good Reason no later than 90 days after its initial existence and the Company shall have a period of 30 days following receipt of such written notice during which it may remedy in all materials respects the Good Reason condition identified in such written notice; and provided further that the Executive must terminate employment with the Company no less than two years following the initial existence of the Good Reason condition identified in such written notice.
     3. Any expense reimbursements required to be made under the Agreement shall be for expenses incurred by the Executive during his lifetime and shall be made not later than December 31st of the year following the year in which the Executive incurs the expense; provided that in no event shall the amount of expenses eligible for payment or reimbursement, or in-kind benefits provided, by the Company in one calendar year affect the amount of expenses to be paid or reimbursed, or in-kind benefits to be provided, in any other calendar year. The Executive’s right to expense reimbursement shall not be subject to liquidation or exchange for another benefit. Any payment that becomes due to the Executive under Section 4.6.3 of the Agreement shall be paid to the Executive no later than December 31 of the calendar year following the calendar year in which the Excise Tax is paid.
     4. For the avoidance of doubt, to the extent that any provision of the Agreement provides for the continued exercise of Options following the Executive’s termination of employment, such Options shall be exercisable for the period provided in the Agreement, but in no event beyond the end of the original term of such Options.
     5. To the extent that the Agreement provides for the payment of “deferred compensation” (within the meaning of Section 409A) to the Executive or the Executive’s beneficiaries upon or as a result of the Executive’s termination of employment, the Executive shall be considered to have experienced a termination of employment as of the date that the Executive incurs a “separation from service” within the meaning of Section 409A.
     6. Each payment or benefit to which the Executive becomes entitled under the Agreement will be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently the Executive’s entitlement to such payment or benefit will not be considered an entitlement to a single payment of the aggregate amount to be paid).
     7. If the Company makes a good faith determination that a payment under the Agreement (i) constitutes a deferral of compensation for purposes of Section 409A, (ii) is made to the Executive by reason of his separation from service, (iii) at the time such payment would otherwise be made, the Executive is a “specified employee” within the meaning of Section 409A (and using the identification methodology specified by the Company from time to time), and (iv) a delay in payment is required in order to avoid the imposition of excise taxes under Section 409A and such delay is not already provided for by the Agreement, then the payment shall be delayed until the earlier of (A) the first business day following the six-month anniversary of the Executive’s separation from service, or (B) the Executive’s death.
     8. The provisions of this Amendment supersede and replace in their entirety any conflicting provision set forth in the Agreement. Except as specifically amended hereby, the Agreement will continue in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

KAISER ALUMINUM CORPORATION
By	/s/ John M. Donnan
	Name:	John M. Donnan
	Title:	Senior Vice President, Secretary and General Counsel

EXECUTIVE
/s/ Jack A. Hockema
Jack A. Hockema

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